Significant Subsidiaries
The following table shows significant subsidiaries within the Equinor group as of 31 December 2024.
Significant subsidiaries

Name	in %	Country of Incorporation	Name	in %	Country of Incorporation
Dankse Commodities AS	100	Denmark	Equinor International Netherlands B.V.	100	Netherlands
Empire Offshore Wind LLC	100	USA	Equinor Low Carbon Solutions AS	100	Norway
Equinor Angola Block 17 AS	100	Norway	Equinor Low Carbon UK Ltd	100	United Kingdom
Equinor Argentina SAU	100	Argentina	Equinor Natural Gas LLC	100	USA
Equinor Brasil Energia Ltda	100	Brazil	Equinor New Energy AS	100	Norway
Equinor Canada Ltd (Group)	100	Canada	Equinor New Energy Ltd	100	United Kingdom
Equinor Dezassete AS	100	Norway	Equinor Refining Norway AS	100	Norway
Equinor Energy AS	100	Norway	Equinor Renewables B.V.	100	Netherlands
Equinor Energy do Brasil Ltda	100	Brazil	Equinor UK Ltd (Group)	100	United Kingdom
Equinor Energy International AS	100	Norway	Equinor US Holdings Inc. (Group)	100	USA
Equinor Holding Netherlands B.V.	100	Netherlands	Equinor Wind Power AS	100	Norway
Equinor Insurance AS	100	Norway	Equinor Wind US LLC	100	USA

For investments, voting rights correspond to ownership share.